EXHIBIT 11.0

                   INTERCARGO CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousand, except for per share data)

                                                                              For the six months
                                                                                 ended June 30,

                                                                                1998       1997
                                                                                ----       ----
BASIC EARNINGS PER SHARE:

   Net income                                                                  $1,700      3,839

   Average common shares outstanding                                            7,700      7,660

   Per common share amount                                                      $0.22       0.50
                                                                               =================


DILUTED EARNINGS PER SHARE:

   Net income                                                                  $1,700      3,839

   Average common shares outstanding                                            7,700      7,660
   Incremental shares from assumed converstions at the average market
   Prices of $12.604 and $9.186, respectively                                      11         16
                                                                               -----------------

   Weighted average number of common shares outstanding as adjusted             7,711      7,676
                                                                               =================

   Fully diluted earnings per share                                             $0.22       0.50
                                                                               =================
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